UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2011

MOJO VENTURES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-148190	26-0884348
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

836 Grundy Avenue

Holbrook, New York 11741

(Address of Principal Executive Offices) (Zip Code)

(631) 750-3195

(Registrant’s telephone number, including area code)

___________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c)

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

On June 7, 2011, we entered into an agreement (the “Agreement”) with The Broadsmoore Group, LLC (“Broadsmoore”) to satisfy the terms of outstanding monetary obligations we owed to Broadsmoore under a letter of intent dated March 3, 2011 (the “Letter of Intent”).

Pursuant to the Letter of Intent, we were obligation to issue and deliver to Broadsmoore a note in the amount of $500,000 together with transaction expenses related to assistance we received in connection with our recent merger with Specialty Beverage & Supplement, Inc.

The Agreement revises the obligations set forth under the Letter of Intent. Pursuant to the Agreement, we are now required to remit $400,000 in cash to Broadsmoore. In exchange, Broadsmoore agreed to waive the right to any transaction expenses and further agreed to subscribe for 1,142,857 shares of our common stock at $0.35 per share.

The Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and reference is hereby made to such document for a more complete description of the terms thereof.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 is incorporated herein by reference.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Agreement dated as of June 7, 2011
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mojo Ventures, Inc.

By: /s/ Peter Scalise III

Peter Scalise III

Chief Executive Officer

Date: June 7, 2011

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